Exhibit 10.5

Supplemental Retirement Plan

for Donald W. Bogus

(As Amended and Restated January 1, 2009)

In addition to the benefits accrued under The Lubrizol Corporation Pension Plan and Employees’ Profit Sharing and Savings Plan, and any accrued benefits under the associated excess plans, Lubrizol will also establish a supplemental retirement plan on behalf of Donald W. Bogus with the following terms and conditions:

1)	On Mr. Bogus’ first day of employment, and on each anniversary of that date thereafter, 500 phantom shares of Lubrizol stock will be credited to a supplemental retirement account on Mr. Bogus’ behalf. In addition, 500 phantom shares of Lubrizol stock will be credited to the supplemental retirement account on Mr. Bogus’ behalf on January 2, 2009, provided Mr. Bogus signs a General Release provided Lubrizol.

2)	If Mr. Bogus works until age 65, over the 12 year period a total of 6,000 phantom shares would be credited to the account.

3)	Dividends on accumulated phantom shares will be posted throughout the year and will be used as the basis for purchasing additional phantom shares under the plan.

4)	In the event of a change in control, as defined in the Executive Employment Agreement, or at the time of Mr. Bogus’ death, Lubrizol would fully credit the account with the remaining balance of the 6,000 phantom shares.

5)	In the event of Mr. Bogus’ death, the account balances will be paid as follows:

(a) If Mr. Bogus is entitled to a benefit under The Lubrizol Corporation 2005 Officers’ Supplemental Retirement Plan (SORP), the account balances under this Plan will be paid at the same time and in the same form of payment as the benefit under SORP.

(b) If Mr. Bogus is not entitled to a benefit under SORP, the account balances under this Plan will be paid in a lump sum to his estate within 60 days after his death.

6)	In the event of Mr. Bogus’ separation from service, the account balances will be paid as follows:

(a) If Mr. Bogus is entitled to a benefit under SORP, the account balances under this Plan will be paid at the same time and in the same form of payment as the benefit under SORP.

(b) If Mr. Bogus is not entitled to a benefit under SORP, the account balances under this Plan will be paid in a lump sum within 60 days after the six month anniversary of Mr. Bogus’ separation from service.

7)	Phantom shares accumulated under the plan will be included when considering share ownership objectives under the Executive Council Ownership Guidelines.

8)	Amounts may be withheld at the time of distribution for tax purposes. Mr. Bogus, or his estate, may elect distribution in the form of shares or cash at the time of distribution for phantom shares that are attributable to deferrals prior April 1, 2004. For phantom shares that are attributable to deferrals on or after April 1, 2004, the distribution will be a cash amount equal to the number of phantom shares multiplied by the closing price per common share of The Lubrizol Corporation on the New York Stock Exchange Composite Transactions Reporting System on the date of death or separation from service.

9)	As the shares are unregistered, certain restrictions on selling/trading may apply at the time of distribution.

10)	The Medicare tax on the increase in the value of the account year over year will be entered into Mr. Bogus’ pay on an annual basis.